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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                      FORM 15

  Certification and Notice of termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 132 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 2-97823-S

                           GENERAL BROADCASTING, INC.
             (Exact name of registrant as specified in its charter)

      111 North Hayford Road, Spokane, Washington 99224     (509) 244-9296

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices.

                                  Common Stock
            (Title of each class of securities covered by this Form)

                                      None
(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule  12g-4(a)(1)(i)   [X]                          Rule  12h-3(b)(1)(ii)   [  ]
Rule  12g-4(a)(1)(ii)  [  ]
Rule  12g-4(a)(2)(i)   [  ]                         Rule  12h-3(b)(2)(i)    [  ]
Rule  12g-4(a)(2)(ii)  [  ]                         Rule  12h-3(b)(2)(ii)   [  ]
Rule  12h-3(b)(1)(i)   [  ]                         Rule  15d-6             [  ]

Approximate  number of holders of record as of the certification or notice date:

Two  Hundred  Twenty  (220)

Pursuant to the requirements of the Securities Exchange Act of 1934 GENERAL BROADCASTING, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:   September  8,  1999            By:  /s/  Orville  Moe
                                     Orville  Moe,  President


Instruction: This form is required by Rules 12g-4, 12b-3 and 15d-6 of the General Rules and Registration under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manualy signed. It may be signed by an officer of the registrant, by counsel or any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.